POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS:


SDS Partners I, Ltd., a partnership established and existing under the laws of Florida and having its principal place of business at 43 Hampshire Lane, Boynton Beach, FL 33436 (the "Company") does hereby make, constitute and appoint Mr. Jack Seibald having his address at 1336 Boxwood Drive West, Hewlett Harbor, NY 11557 as its true and lawful Attorneys-in-fact with full power and authority to act independently, as herein described, in the name and on behalf of the
Company:

     1. To execute and deliver on behalf of the Company a Securities Purchase Agreement (the "Purchase Agreement") for the acquisition of certain shares of common stock of DCAP GROUP, INC. (the "Shares") and to make such other changes to the Purchase Agreement as he deems necessary to complete the negotiations of the transactions contemplated by the Purchase Agreement.

     2. To execute and deliver all documents, contracts, agreements, and any and all such other instruments or documents or amendments thereto in connection with such negotiations of the transactions contemplated by the Purchase Agreement.

     3. To do any and all other things and to take any and all other actions and to delivery any and all other instruments as may be necessary or convenient to effectuate the foregoing.

     4. To hold, pledge, transfer, assign, sell or otherwise dispose of, by endorsment or otherwise, the Shares and to sign, on behalf of the Company, stock transfer or similar documents and ledgers with respect to the Shares; and in general, to exercise, in the name of the Company all rights conferred by law, articles of incorporation or association, by virtue or attached to the Shares and with respect to the ownership of the Shares.

     5. To attend, vote for and on behalf of the Company and otherwise take part in all and any general meetings, whether ordinary or extraordinary, held by or in connection with the Shares.

The Attorney in fact shall not incur any liability for, and the Company shall indemnity and hold him harmless against, any damage, loss or expense incurred by him with respect to any act or omission taken in good faith pursuant to this power of attorney or upon the advice of counsel given in respect to any question relating to his duties and responsibilities hereunder.

Giving and granting unto its said Attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary and proper to be done in the performance of the above to all intents and purposes as it might or could do if it were acting for itself with full power of substitution and revocation, hereby ratifying and confirming all that its said Attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue of this document unless revoked by the undersigned Company by written instrument.

IN WITNESS WHEREOF, the Company has caused its partnership name to be subscribed hereto by its duly authorized representative this 26th day of August 2002.


                                                 SDS PARTNERS I, LTD.

                                                 By:  /s/ Stewart R. Spector
                                                     -----------------------
                                                 Name:  Stewart R. Spector
                                                 Title: General Partner

                                                 By:  /s/ Barbara J. Spector
                                                    ------------------------
                                                 Name:  Barbara J. Spector
                                                 Title: General Partner


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